EXHIBIT 99.1

Neah Power Systems, Inc. Issues Letter to Shareholders

Dear Fellow Shareholders:

I am delighted and enthused to update you on our continuing progress to increase shareholder value. We encourage our shareholders to visit our website (www.neahpower.com) and view the corporate video ‘About Neah Power Systems’ which is a very informative overview of the Company and the exciting PowerchipTM and PowerPlay™ technologies.

Neah Power continues its aggressive efforts to accelerate the commercialization of our proprietary and patented fuel cell technologies that we passionately believe have the potential to revolutionize the energy storage marketplace. The shipment of our PowerChipTM system in the second half of 2012, and PowerPlayTM system in spring of 2013 were milestone events at the Company and we continue to see the fruits of the $50+ million that have gone into the Company with concrete progress of commercialization. We now have an increasing array of committed customers and customer prospects. Our capital constraints have severely limited our ability to execute on our business plan, the funding for which we consistently devote major attention; recent illustrative achievements are listed below.

  We launched PowerPlay with a paid shipment to a Fortune 110 consumer company. This company is now expanding its interest and by evaluating the PowerChip technology for a range of different applications.
  We entered into a mutually exclusive development contract with Ion Geophysical Corporation to develop a customer-specific product.  The customer has committed to purchase a minimum number of units over a period of time.
  We intend to update on an ongoing basis high levels of interest from a range of other defense, aerospace and automotive customers for the PowerChip products, as well as the large India Defense entity.
   We continue to grow our IP portfolio with new patents awarded and applications submitted, which differentiates us from the competition and enhances our value
  High potential impact discussions are ongoing with a telecom company for the PowerPlay™ product for consumer cell phone recharging.
  We have recently been able to successfully remove the Depository Trust Clearing Corporation (DTCC) trading restrictions (‘Chill’) that were implemented on the stock.
  On June 26, 2012, we announced an initial order from a Fortune 150, U.S.-based defense supplier, for the PowerchipTM fuel cell, and it has reiterated its interest in the Company.
  We have two proposals jointly submitted with the previously mentioned customer for soldier power and unmanned surface vehicle applications, which we believe is impacted by sequestration.

These are extremely exciting and pivotal times at the company. Our momentum and progress are strong and increasing. I look forward to sharing our ever expanding success with you in the weeks and months ahead as we now execute and commercialize our technology and enhance shareholder value.  I appreciate your patience and continued support of Neah Power Systems.

Chris D’Couto PhD, MBA

President and CEO

Company Contact:

Marianne Breum

Neah Power Systems

info@neahpower.com

425-424-3324

Forward-Looking Statements

Certain of the statements contained herein may be, within the meaning of the federal securities laws, "forward-looking statements," which are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, and the Company does not undertake any responsibility to update any of these statements in the future. Please read Neah Power System’s Form 10-K for the fiscal year ended September 30, 2012 and its Quarterly Reports on Form 10-Q filed with the SEC during fiscal 2013 for a discussion such risks, uncertainties and other factors.